EXHIBIT 10.1

                                                                   June 16, 2003

              LETTER OF INTENT FOR THE PURCHASE OF BUSINESS ASSETS

Quang Vuong
Broadway Smog Check
7310 Broadway
Lemon Grove, California 91945

Dear Mr. Quang Vuong:

         The following will summarize the principal terms of an asset purchase agreement ("Asset Purchase Agreement") to be entered into between Smog Centers of California LLC, or its designee or assignee, ("Buyer"), and you ("Seller"), as follows:

         1. Buyer will purchase from Seller certain assets, including among other things, current assets, fixed assets, trademarks, tradenames, and all intangible assets, including goodwill, (collectively, "Purchased Assets") used by Seller in connection with the ownership and operation of smog testing facility located at 7310 Broadway, Lemon Grove, California 91945 ("Business"). Buyer will not assume any liability incurred by Seller on or prior to the Closing Date, as defined in this Letter of Intent, other than the liabilities set forth in the Asset Purchase Agreement to be specifically assumed by Buyer.

         2. The purchase price shall be $60,00, payable as follows:

                  (a) $5,000 due upon the signing of this Letter of Intent;
                  (b) $55,000 payable within thirty (30) days from the date of this Letter of Intent.

         3. The closing of the Asset Purchase Agreement ("Closing") will be a date not later than -0- days after the Asset Purchase Agreement is signed, which will be the Closing Date.

         4. The terms of the proposed purchase will be further negotiated and memorialized in the definitive Asset Purchase Agreement, which will contain the usual and customary Seller's representations and warranties, specific obligations of the parties pending the Closing and conditions precedent to Closing.
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         5. Buyer's representatives are to be permitted to make a full and complete investigation of the business, properties, customers, financial statements and books and records of Seller for a period of thirty (30) days from the signing of this Letter of Intent ("Due Diligence Period").

         6. During the period prior to Closing, Seller will operate the Business in the ordinary course and Seller will use its best efforts to preserve the Business.

         7. Seller agrees to grant to Buyer an exclusive right to acquire the Purchased Assets for a period of thirty (30) days from the date of this Letter of Intent and will not offer, solicit bids for or negotiate the purchase of, the Purchased Assets with any other potential buyer.

         8. Seller and Buyer each agree to bear its own expenses incurred in connection with the proposed purchase of assets, including fees of their respective attorneys, accountants and other advisors.

         This Letter of Intent is accepted by the parties as a statement of mutual intention at this time to conduct further negotiations along the lines indicated above, and it is understood that the proposed purchase of assets is subject to the negotiation of the Asset Purchase Agreement, and review and approval thereof by the respective legal counsel of the parties. It is understood that except for the provisions of paragraphs 7 and 8 (which are binding on Seller), neither Seller or Buyer will be bound to the other by this Letter of Intent for damages, expenses, failure to finally agree upon a formal and final Purchase Agreement, or in any other way.

         If the foregoing correctly sets forth our general understanding, kindly so indicate by signing and returning the enclosed copy of this Letter of Intent.


                                                 Very truly yours,




AGREED AND ACCEPTED AS OF THE DATE OF THIS LETTER:

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